Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE HOWARD HUGHES CORPORATION

The present name of the corporation is The Howard Hughes Corporation (the “Corporation”). The Corporation was incorporated under the name “Spinco, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 1, 2010, which name was changed to “The Howard Hughes Corporation” by the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware on October 8, 2010. This Second Amended and Restated Certificate of Incorporation, which restates and integrates and also further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) shall be The Howard Hughes Corporation.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may designate or as the business of the Corporation may from time to time require.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

A. Classes and Number of Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Two Hundred Million (200,000,000) shares, consisting of (i) Fifty Million (50,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and (ii) One Hundred Fifty Million (150,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”).

B. Common Stock. The holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation, except as may be provided in this Certificate of Incorporation, as it may be amended from time to time (the “Certificate of Incorporation”), in a Preferred Stock Designation (as hereinafter defined), or as required by law.

C. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate of designations pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each seriesof Preferred Stock shall include, but not be limited to, determination of the following:

(1)         The designation of the series, which may be by distinguishing number, letter or title.

(2)         The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(3)         Whether dividends, if any, shall be paid, and, if paid, the date or dates upon which, or other times at which, such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, the rate of such dividends (which may be variable) and the relative preference in payment of dividends of such series.

(4)         The redemption provisions and price or prices, if any, for shares of the series.

(5)         The terms and amounts of any sinking fund or similar fund provided for the purchase or redemption of shares of the series.

(6)         The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(7)         Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices, or rate or rates, any adjustments thereto, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(8)         Restrictions on the issuance of shares of the same series or of any other class or series.

(9) The voting rights, if any, of the holders of shares of the series.

D. Issuance of Rights to Purchase Securities and Other Property. Subject to the express rights of the holders of any series of Preferred Stock, if any outstanding, but only to the extent expressly set forth in the Preferred Stock Designation with respect thereto, the Board of Directors is hereby authorized to create and to authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Corporation of rights, options and warrants for the purchase of shares of capital stock of the Corporation or other securities of the Corporation, at such times, in such amounts, to such persons, for such consideration, with such form and content (including without limitation the consideration for which any shares of capital stock of the Corporation or other securities of the Corporation are to be issued) and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the DGCL, other applicable laws and this Certificate of Incorporation.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation; provided, however, that any amendment, alteration, modification or repeal of a Bylaw or adoption of a new provision in the Bylaws, in each case by the stockholders, may provide that it cannot be further amended, altered, modified or repealed by the Board of Directors, in which case the Board of Directors shall not be authorized to further amend, alter, modify or repeal such Bylaw amendment or such new Bylaw provision.

ARTICLE VI

A. Subject to the rights of the holders of any series of Preferred Stock, if any outstanding, as set forth in a Preferred Stock Designation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed by the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws and the DGCL.

B. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

C. Subject to the rights of the holders of any series of Preferred Stock, if any outstanding, with respect to the election of directors under specified circumstances, any director may be removed from office at any time only by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class.

D. Notwithstanding the foregoing provisions of this Article VI and any limitations contained in any Preferred Stock Designation, each director shall serve until such director’s successor is duly elected and qualified or until such director’s death, resignation or removal. No change in the number of directors constituting the Board of Directors shall shorten or increase the term of any incumbent director.

ARTICLE VII

The Corporation, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, shall indemnify and hold harmless any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, regulatory, arbitral or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is a legal representative, is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability entity, joint venture, trust, other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss (including judgments, fines and amounts paid in settlement) suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the foregoing sentence, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person (other than proceedings to enforce rights conferred by this Certificate of Incorporation or the Bylaws of the Corporation) only if the commencement of such proceeding was authorized in the specific case by the Board of Directors. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation or its subsidiaries with the same (or lesser) scope and effect as the foregoing indemnification of directors and officers.

ARTICLE VIII

No director shall be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of any provision of this Certificate of Incorporation inconsistent with the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE IX

The Corporation may purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was a director, officer, employee or agent of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability, expense or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability, expense or loss under the provisions of the Bylaws of the Corporation or the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such person shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such person.

ARTICLE X

The Corporation reserves the right at any time and from time to time to amend, modify or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware in force at such time may be added or inserted in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article X; provided, however, that any amendment, modification or repeal of Article VII or Article VIII of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder immediately prior to such amendment, modification or repeal.

ARTICLE XI

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE XII

Subject to the rights of the holders of any series of Preferred Stock as set forth in a Preferred Stock Designation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders.

ARTICLE XIII

The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by Section 1123(a)(6) of title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Article XIII (a) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation and (c) in all events may be amended or eliminated from time to time in accordance with applicable law.

ARTICLE XIV

In addition to any votes required by applicable law and subject to the express rights of the holders of any series of Preferred Stock, if any outstanding, and notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, modify or repeal any provision, or adopt any new or additional provision, in a manner inconsistent with Articles V, VII, XII and this Article XIV.

This Amended and Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its Senior Vice President, Secretary and General Counsel on May 19, 2016.

THE HOWARD HUGHES CORPORATION

/s/ Peter F. Riley
Name: Peter F. Riley
Its: Senior Vice President, Secretary and General Counsel

[Signature Page to Second Amended and Restated Certificate of Incorporation]